CONSENT OF MORGAN, LEWIS & BOCKIUS LLP

We hereby consent to the reference to Morgan, Lewis & Bockius LLP under the heading “Legal Counsel” in the Statement of Additional Information included in Post-Effective Amendment No. 140 to the Registration Statement on Form N-1A for the SunAmerica Series Trust (File Nos. 033-52742, 811-07238) and to the filing of this consent therewith.

/s/ Morgan, Lewis & Bockius LLP
Morgan, Lewis & Bockius LLP

New York, New York

July 29, 2026